                                   EXHIBIT 11

                   NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         COMPUTATION OF NET LOSS PER SHARE
                                    (Unaudited)

                                   Three Months Ended         Nine Months Ended
                                        March 31,                 March 31,
                                        ---------                 ---------
                                    2003         2002         2003         2002
                                ------------  -----------  -----------  -----------
Net loss                        $  (988,300)  (1,176,888)  (2,862,530)  (3,518,009)
                                ============  ===========  ===========  ===========

Weighted average number of
  common shares outstanding      63,464,958   55,748,652   60,548,492   55,723,095

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                    -            -            -            -
                                ------------  -----------  -----------  -----------
                                 63,464,958   55,748,652   60,548,492   55,723,095
                                ============  ===========  ===========  ===========

Net loss per share,
  basic and diluted             $      (.02)        (.02)        (.05)        (.06)
                                ============  ===========  ===========  ===========



Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 15,984,376 at March 31, 2003 and 9,987,661 shares at March 31, 2002) would be to decrease net loss per share.


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